Exhibit 10.3

SENIOR EXECUTIVE AGREEMENT

THIS AGREEMENT is made effective as of April 1, 2004, between GLOBAL IMAGING SYSTEMS, INC., a Delaware corporation (the “Company”), and RAYMOND SCHILLING (“Executive”).

Recitals

A. The Company and Executive desire to enter into an agreement pursuant to which Executive will be employed as the Senior Vice President and Chief Financial Officer of the Company on the terms and conditions set forth in this Agreement.

B. Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1. Employment. The Company hereby engages Executive to serve as the Senior Vice President and Chief Financial Officer of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(d) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a) Services. During the Service Term, Executive, as Senior Vice President and Chief Financial Officer of the Company, shall have all the duties and responsibilities customarily rendered by Chief Financial Officers of companies of similar size and nature and as may be reasonably assigned from time to time by the Board or the Company’s Chief Executive Officer. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) serve as a director of up to two other companies so long as such companies do not directly compete with the Company. Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s executive offices in Sacramento, California; provided, however, that Executive will travel to the Company’s principal headquarters in Tampa, Florida or to such other locations of the Company and its Affiliates as may be reasonably necessary and/or as required by the Board in its sole discretion in order to discharge his duties hereunder.

(b) Salary, Bonus and Benefits.

(i) Salary and Bonus. During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $337,500 per annum; provided, however, that the Annual Base Salary shall be subject to review annually by the Board for potential upward increases thereon. The Executive will be eligible to receive an annual bonus in an amount of up to 60-115% of Executive’s Annual Base Salary for such year, as determined by the Board based upon the Company’s achievement of budgetary and other objectives set by the Board in good faith and consistent with past practice in consultation with the Executive, which bonus criteria calculation shall be reasonable in light of the Company’s past year’s performance and shall be communicated to Executive by the Board prior to the start of the Company’s fiscal year. The bonus criteria calculation for the fiscal year ending March 31, 2005 has been delivered to Executive. For the fiscal year ending March 31, 2006 and thereafter, the Board shall also reevaluate such bonus criteria calculation in light of the current economic conditions in the Company’s industry. The annual bonus, if any, shall be due and payable to Executive prior to June 30 of the following fiscal year.

(ii) Benefits. During the Service Term, Executive will be entitled to such other benefits approved by the Board including those made available to the Company’s other senior executives, including participation in the Company’s healthcare plan. Executive shall be reimbursed for customary travel, civic and luncheon club dues and other expenses, subject to standard and reasonable documentation requirements. In addition, Executive will receive a stipend of $1,000 per month for lease of an automobile and other related expenses during the Service Term. Executive shall also be eligible to receive four weeks paid vacation per annum. Any unused vacation time during each fiscal year shall be “rolled-over” to the following fiscal year to the extent permitted by the Company’s policies for other senior executives of the Company.

(iii) Options. As of the effective date hereof, Executive shall receive a stock option grant for the purchase of 28,000 shares of the common stock of the Company (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on the NASDAQ National Market System as of the date hereof. In addition, Executive shall receive an additional grant of stock options for the purchase of 20,000 shares of the Common Stock on April 1, 2005, to the extent he remain an employee of the Company as of such date. Thereafter, on April 1, 2006 and on each anniversary of such date during the term of this Agreement, Executive shall receive an additional grant of stock options for the purchase of not less than 10,000 nor more than 20,000 shares of the Common Stock as determined by the Compensation Committee of the Board based on Executive’s performance for the prior fiscal year, to the extent he remains an employee of the Company as of such anniversary dates. All options shall (i) be exercisable at the fair market value of the Company’s Common Stock on the date of grant; (ii) vest annually over a five-year period (subject to accelerated vesting upon certain events of termination as provided for in Section 1(c)(ii) hereof, a Change of Control (as defined in Section 6) or permanent disability to the extent permitted by the Company’s stock option plan); and (iii) expire not later than the tenth anniversary of the date of grant. The terms and conditions of the stock options shall otherwise be those set forth under the Company’s stock option plan and shall be consistent with the terms contained in stock option agreements provided to other key executives of the Company.

(iv) Restricted Stock Grant. The Company shall provide Executive with a restricted stock grant (a “Restricted Stock Grant”) of 10,000 shares of the Company’s Common Stock pursuant to a restricted stock agreement in the form of Appendix A hereto on April 1, 2005. In addition, Executive shall also be eligible to receive additional Restricted Stock Grants for the purchase of not less than 5,000 nor more than 10,000 shares of the Common Stock (as determined by the Compensation Committee of the Board based on Executive’s performance for the prior fiscal year) on each anniversary of the date hereof during the term of this Agreement beginning April 1, 2006, to the extent (x) he remains an employee of the Company as of such anniversary date and (y) the Company has achieved at least 50% of its EBITDA target (as set by the Compensation Committee of the Board) for the immediately prior fiscal year. Each Restricted Stock Grant will vest over four years from the date of grant with 25% vesting on each anniversary of the date of grant, with the balance (25%) vesting on the fourth anniversary of the date of grant.

(v) Life Insurance. The Company shall provide Executive with a term life insurance policy with benefits for his beneficiaries equal to two times his base salary of 2002.

(c) Termination.

(i) Events of Termination. Executive’s employment with the Company shall cease upon:

(A) Executive’s death.

(B) Executive’s voluntary retirement.

(C) Executive’s permanent disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of six months in any twelve month period and such permanent incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that the Company does not maintain disability insurance on the Executive.

(D) Termination by the Company by the delivery to Executive of a written notice from the Board that Executive has been terminated (“Notice of Termination”) with or without Cause. “Cause” shall mean:

(1) Executive’s (aa) conviction of a felony or Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers, vendors or suppliers or involving harassment or discrimination with respect to the employees of the Company or its Subsidiaries or (bb) misappropriation of material funds or assets of the Company for personal use;

(2) Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Executive receives notice thereof from the Board;

(3) Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that results, or is reasonably expected to result, in material damage to the Company; or

(4) Executive’s engaging in conduct constituting a breach of Sections 2 or 3 hereof that is not cured in full within 15 days after notice of default thereof from the Company.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause. Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company. In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause. If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause. Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for “Cause” to arbitration in accordance with the provisions of Section 3(g) hereof.

The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1(d) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above.

(E) Executive’s voluntary resignation by the delivery to the Company and the Board of at least 45 days written notice from Executive that Executive has resigned with or without Good Reason. “Good Reason” shall mean Executive’s resignation from employment with the Company within 45 days after the occurrence of any one of the following:

(1) the failure of the Company to pay an amount owing to Executive hereunder after Executive has provided the Company and the Board with written notice of such failure and such payment has not thereafter been made within 15 days of the delivery of such written notice;

(2) any material reduction or diminution in the Executive’s title, duties or responsibilities without his consent (other than any duties diminished as a result of the hiring of any new Chief Operating Officer who may also assume the title of President) after Executive has provided the Company with written notice within 30 days thereafter of such reduction and such reduction has not thereafter been rescinded within 15 days of the delivery of such written notice;

(3) the Executive’s resignation within one year after the Effective Date of a Change of Control (as defined in Section 6 hereof); or

(4) the requested relocation of Executive from the Sacramento, California metropolitan area without his consent.

The delivery by the Executive of notice to the Company that he does not intend to renew this Agreement as provided in Section 1(d) shall constitute a resignation by the Executive without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1) (2), (3) or (4) above.

(ii) Rights on Termination.

(A) In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D)), the Company will continue to pay Executive a monthly amount equal to 160% of the monthly portion of the Annual Base Salary1 for a period equal to 24-months commencing on the date of termination on regular salary payment dates. In the event that termination is by Executive with Good Reason, the Company will continue to pay Executive a monthly amount equal to 160% of the monthly portion of the Annual Base Salary for

[1]	100% of Annual Base Salary plus 60% Bonus.

a period equal to twenty-four months commencing on the date of termination on regular salary payment dates. The payments to Executive pursuant to the foregoing two sentences are referred to as the “Severance Payments.” In either event, (i) the Company will continue to provide Executive with healthcare coverage for 24 months following the date of termination; (ii) the Restricted Stock Grant(s) shall become 100% fully vested; (iii) all stock options granted to Executive shall become 100% fully vested and shall remain exercisable for a period of one year after the date of termination; and (iv) the Company will pay to Executive in a lump sum payment any accrued but unused vacation time.

(B) If the Company terminates Executive’s employment for Cause or if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under the Restricted Stock Grant(s) and all stock options held by the Executive will cease effective as of the date of termination. Executive’s right to receive any other health or other benefits will be determined under the provisions of applicable plans, programs or other coverages.

(C) If Executive retires during the Service Term, the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) will cease effective as of the date of termination. Notwithstanding the foregoing, all (i) stock options held by Executive shall become 100% vested and shall remain exercisable for a period of one year after the date of termination and (ii) the Restricted Stock Grant(s) shall become 100% fully vested. Executive’s right to receive any other health or other benefits will be determined under the provisions of applicable plans, programs or other coverages.

(D) If Executive’s employment terminates because of Executive’s death or permanent disability, the Company will pay Executive or his estate an amount, if any, equal to the sum of (i) his accrued but unused vacation time and (ii) his bonus for the current year prorated to reflect the number of days Executive has worked during the year in which he dies or becomes permanently disabled (such amount to be paid after the end of such year when bonuses are normally paid to other senior executives of the Company). Notwithstanding the foregoing, all stock options and the Restricted Stock Grant(s) then held by Executive shall become 100% vested and shall remain exercisable for a period of one year after the date of death or permanent disability. Executive’s or his estate’s right to receive any other health or other benefits will be determined under the provisions of applicable plans, programs or other coverages.

Notwithstanding the foregoing, the Company’s obligation to Executive for severance pay or other rights under either subparagraphs (A) or (B) above (the “Severance Pay”) shall cease if Executive is in violation of the provisions of Sections 2 or 3 hereof. Until such time as Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to Executive under this Agreement. If Executive dies or is permanently disabled, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies paid for by the Company or its Affiliates as specified in such policies.

(d) Term of Employment. Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall commence on April 1, 2004 and shall terminate at the close of business on March 31, 2008 (the “Service Term”); provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one year periods commencing on the fourth anniversary of the date hereof and, thereafter, on each successive anniversary of such date unless either the Company or Executive notifies the other party in writing within sixty (60) days prior to any such anniversary that it or he desires to terminate Executive’s employment under this Agreement. All references herein to “Service Term” shall include any renewals thereof after the fourth anniversary of the date hereof.

(e) Parachute Payment Limitation: In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), and (ii) if, as a result of being subject to the Excise Tax, the aggregate after-tax amounts received by the Executive from the Company, any of its affiliates, or any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets or by any affiliate of such person would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be subject to an Excise Tax, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a parachute payment under Section 280G of the Code.

2. Confidential Information and Goodwill; Inventions. Executive acknowledges and agrees that:

(a) As a necessary function of Executive’s employment hereunder, Executive will have access to and utilize Confidential Information which constitutes a valuable and essential asset of the Company’s business. Executive acknowledges and agrees that the Company’s Confidential Information includes trade secrets as defined under Section 688.002(4) of the Florida Statutes, including customer lists and proprietary business models, which are crucial to the operation of the Company’s and its Subsidiaries’ business.

(b) The Confidential Information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company are the property of the Company, including information concerning the acquisition opportunities in or reasonably related to the Business of which Executive becomes aware during the Service Term. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of the Confidential Information without the Board’s written consent. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (including copies thereof) relating to the Company, the Business or any other Confidential Information.

(c) All inventions, innovations, developments, improvements, methods, designs, analyses, drawings, software, reports and all similar or related information (whether or not patented or patentable) developed by Executive during the Service Term which (i) directly or indirectly relate to the Company or its Affiliates or the Business, or (ii) result from any work performed by Executive while employed by the Company or its Affiliates shall belong to the Company and its Affiliates. Executive shall promptly disclose all such inventions to the Board and perform all actions reasonably requested by the Board (whether during or after the Service Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

3. Noncompetition and Nonsolicitation.

(a) Noncompetition. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Affiliates’ trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company and its Affiliates. Executive further acknowledges that the business of the Company and its Subsidiaries is nationwide. Therefore, Executive agrees that, during the Service Term and for a period two (2) years after the greater of (i) the term of all Severance Payments received by the Executive and (ii) the date of termination of Executive’s employment with the Company (collectively, the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company and its Subsidiaries or any businesses with which the Company or its Subsidiaries have firm plans to engage in at the time of the termination of the Executive’s employment with the Company; provided, however, that nothing contained herein shall prohibit Executive from

(i) owning up to five percent (5%) of the outstanding securities of a publicly-held company or (ii) engaging in a consulting business so long as such consulting business is limited to providing advice to copier/office equipment dealers in markets not serviced by the Company or its Subsidiaries at the time of Executive’s termination. The Executive acknowledges and agrees that the provisions of this Section 3(a) are reasonably necessary to protect the legitimate business interests of the Company.

(b) Nonsolicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any senior management employee of the Company or any Subsidiary or, to the actual knowledge of the Executive, any other employee of the Company or any Subsidiary, to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof or (ii) induce or attempt to induce any customer, supplier, vendor, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or to modify its business relationship with the Company in a manner materially adverse to the Company or any Subsidiary, or in any way materially disparage the Company or its Subsidiaries to any such customer, supplier, vendor, licensee or business relation of the Company or any Subsidiary.

(c) Enforcement. The Executive understands and agrees the terms and conditions of Executive’s employment hereunder are in consideration for Executive’s covenants contained in Section 2 and 3 of this Agreement. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, the Company shall have the right to offset Severance Payments during any period in which Executive is in violation of this Section 3.

GENERAL PROVISIONS

4. Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“Business” means any business of the Company or its Subsidiaries now or hereafter engaged in, including without limitation the business of distributing, selling and servicing office equipment in the United States.

“Change of Control Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

“Competitive Activity” means any business or activity of Executive or any third party that is the same as the Business or competitive with the Business.

“Confidential Information” means all confidential information and trade secrets of the Company and its Affiliates including, without limitation, the following: the identity, written lists, or descriptions of any customers derived by the Company and its Subsidiaries, referral sources or Organizations; financial statements, cost reports, or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; fee structures; and management systems, policies or procedures, including related forms and manuals. “Confidential Information” shall not include any information or knowledge which: (a) is in the public domain other than by Executive’s breach of this Agreement; (b) is disclosed to Executive lawfully by a third party who is not under any obligation of confidentiality; (c) is otherwise generally known by persons engaged in the Business; or (d) was known by Executive prior to his employment with the Company.

“Effective Date” shall mean the first date on which a Change of Control (as defined in Section 6) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within twelve months prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

“Organization” means any organization that has contracted with the Company for the performance of services in connection with the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to the Executive:

Raymond Schilling

c/o Global Imaging Systems, Inc.

3820 Northdale Boulevard, Suite 200A

Tampa, Florida 33624

Tel No.:            (888) 628-7834

Fax No.:            (813) 264-7877

and to:

1648 Grey Owl Circle

Roseville, California 95661

If to the Company:

3820 Northdale Boulevard, Suite 200A

Tampa, Florida 33624

Attention: Cecil McClary

Tel No.:            (888) 628-7834

Fax No.:            (813) 264-7877

with a copy to:

Hogan & Hartson, LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Attention: Christopher J. Hagan

Tel No.:            (202) 637-5771

Fax No.:            (202) 637-5910

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Golder, Thoma, Cressey, Rauner Fund VI, L.P. and its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company approved by the Board and the Company’s Chief Executive Officer, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and/or (iii) of subsection (c) of this Section 6(a); or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination or (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

7. General Provisions.

(a) Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Executive Agreement dated April 1, 2002 between Executive and the Company.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(f) Choice of Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(g) Remedies and Arbitration. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Except for the remedies of the Company provided in Section 3(c) hereof, the parties hereto agree to submit any disputes arising out of or relating to this Agreement to binding arbitration in Tampa, Florida administered by the American Arbitration Association under its Commercial Arbitration Rules, before a panel of one arbitrator, and judgment on the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys’ fees and costs from the other party or parties.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) Termination. This Agreement (except for the provisions of Section 1) shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

GLOBAL IMAGING SYSTEMS, INC.

By:	/s/ Cecil McClary
Cecil McClary
Vice President – Human Resources

/s/ RAYMOND SCHILLING
RAYMOND SCHILLING